Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Statements of Matinas BioPharma Holdings Inc.

The following unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the financial condition and results of operations of Matinas Biopharma Holdings, Inc. (the “Company” or “Matinas”) to give the estimated effects of our acquisition of Aquarius Biotechnologies Inc., a Delaware corporation (“Aquarius”).

On January 29, 2015, Matinas entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aquarius, Saffron Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and J. Carl Craft, as the stockholder representative. Aquarius is a clinical-stage biopharmaceutical company focused on the development and commercialization of new drugs using its innovative drug delivery platform with an initial focus on developing drugs with application in infectious diseases. The Aquarius drug delivery platform is based on its proprietary cochleate technology. Aquarius’ lead product candidate is an application of cochleate technology to a broad spectrum anti-fungal drug called amphotericin B, for which Aquarius has completed its single-dose Phase 1 study.

The merger contemplated by the Merger Agreement (the “Merger”) became effective on January 29, 2015, following the satisfaction or waiver of the conditions described in the Merger Agreement, including approval of the transaction by 100% of Aquarius’ stockholders pursuant to the Merger, the Merger Sub merged with and into Aquarius, with Aquarius surviving the Merger as a wholly-owned subsidiary of the Company. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the effective time of the Merger, each issued and outstanding share of Aquarius’ common stock (including each share of Aquarius’ common stock underlying outstanding convertible notes, which shares were deemed issued and outstanding at the effective time) was converted into and the right to receive an amount, without interest, equal to the per share merger consideration, which is the sum of the per share closing consideration and the per share milestone consideration, and each share of Aquarius’ common stock held in treasury was cancelled and extinguished without any payment or distribution. Pursuant to the terms of the Merger Agreement, the Company is obligated to issue an aggregate of up to 5,000,000 shares of the Company’s common stock, par value $0.0001 per share stock (the “Common Stock”) at closing, subject to adjustment as set forth in the Merger Agreement. At closing, the Company issued 4,608,020 shares (the “Closing Shares”) of the Company’s Common Stock as closing consideration at a price per share of $0.46 representing the close of trading price on the day of the closing. The number of Closing Shares may be adjusted after the closing under the terms of the Merger Agreement but in no event shall the number of Closing Shares exceed 5,000,000 shares of the Company’s Common Stock. In addition, subject to the Company’s right of setoff for indemnification claims, the Company may issue up to an additional 3,000,000 shares (the “Additional Shares”) of Common Stock upon the achievement of certain milestones. The milestone consideration consists of (i) 1,500,000 shares issuable upon the dosing of the first patient in a phase III trial sponsored by the Company for a product utilizing Aquarius’ proprietary drug cochleate technology and (ii) 1,500,000 shares issuable upon FDA approval of the first NDA submitted by the Company for a product utilizing Aquarius’ proprietary drug cochleate technology.

As of the effective time of the Merger, following the issuance of the Closing Shares, the former Aquarius stockholders collectively own approximately 8% of the aggregate number of shares of the Common Stock outstanding (on a fully diluted basis), and the stockholders of the Company as of immediately prior to the Merger (the “Company Stockholders”) own approximately 92% of the aggregate number of shares of the Common Stock outstanding (on a fully diluted basis). These percentage figures do not take into account the potential issuance of the additional shares or the potential effect of indemnification claims.

Under certain limited circumstances, the Company will be required to transfer Aquarius’ cochleate technology back to the former shareholders of Aquarius. This transfer would be required under the Merger Agreement in the event the following conditions are met: (i) no milestone events have occurred on or before the two-year anniversary of the effective time of the Merger (the “Transfer Date”), (ii) during such period the Company shall have discontinued efforts to develop or commercialize the cochleate technology (as conclusively demonstrated by Company’s omission of the cochleate technology in at least two consecutive royalty, progress and payment reports delivered to Rutgers University pursuant to the license agreement entered into between Aquarius and Rutgers) and (iii) as of the Transfer Date, no unresolved indemnification claims for the Company and its indemnified parties are pending. If the foregoing conditions are met, the Company would transfer the cochleate technology to the stockholder representative or to a newly formed entity as directed by the stockholder representative (in either case for the benefit of the former Aquarius stockholders) following receipt of any necessary third party consents required for the transfer, which the Company shall use its commercially reasonable efforts to obtain.

The Merger has been accounted for as a business combination (in accordance with ASC 805 Business Combinations) and, as such, the Aquarius assets acquired and liabilities assumed have been recorded at their respective fair values as of the effective date of the merger. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to: determining the timing and estimated costs to complete the in-process research and development projects, projecting the likelihood and timing of obtaining regulatory approval, estimating future cash flows and determining the appropriate discount rate and the likelihood of successfully achieving the contingent consideration clinical and regulatory milestones. The estimated fair values of the assets acquired and liabilities assumed on the Merger date included in the Unaudited Pro Forma Condensed Combined Financial Statements (the “Statements”) are provisional.

As used herein, the terms “the Company,” “we,” and “our” refer to Matinas BioPharma Holdings Inc., and, where applicable, its consolidated subsidiaries. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2014 gives effect to the Merger as if it had occurred on that date and includes historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Merger that are factually supportable. The Unaudited Pro Forma Condensed Combined Statements of Operations for the years ended December 31, 2014 and 2013 give effect to the Merger as if it had been consummated on January 1, 2014 and January 1, 2013, respectively and include historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Merger.

The pro forma adjustments reflecting the consummation of the Merger are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles and upon the assumptions set forth in the Notes included in this section. The Statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma condensed combined financial information. The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.

The pro forma adjustments are based on currently available information and upon assumptions that the Company believes are reasonable under the circumstances. A final determination of the allocation of the purchase price to the assets acquired and the liabilities assumed has not been made, therefore, the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed. The final allocation of purchase price could differ from the pro forma allocation included herein. Amounts preliminarily allocated to intangible assets and goodwill may change significantly, and amortization methods and useful lives may differ from the assumptions that have been used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

The unaudited pro forma condensed combined statements of operations and comprehensive loss are provided for illustrative purposes only. The unaudited pro forma condensed combined statements of operations and comprehensive loss are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future combined results of operations or financial condition of the Company. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for synergistic benefits and potential cost savings, if any, that may be realized through the consolidation of the two companies or the costs that may be incurred in integrating their operations.

The assumptions used and adjustments made in preparing the Statements are described in the Notes, which should be read in conjunction with the Statements. The Statements and related Notes contained herein should be read in conjunction with the Consolidated Financial Statements and related Notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 to be filed on or before March 31, 2015.

MATINAS BIOPHARMA HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2014

	Matinas Historical	Aquarius Historical	Proforma adjustments	Notes	Proforma
ASSETS
Current assets:
Cash	$2,590,713	$66,680	$-		$2,657,393
Restricted cash	100,000	-			100,000
Contract receivable	-	27,299			27,299
Prepaid expenses and other current assets	114,425	6,711			121,136
Total current assets	2,805,138	100,690	-		2,905,828
					-
Property and equipment, net	339,995	5,051	-		345,046
In-process research and development	-	207,377	2,810,000	(2a)	3,017,377
Goodwill	-	-	1,390,914	(2b)	1,390,914
Other assets	216,317	700			217,017
Total assets	$3,361,450	$313,818	$4,200,914		$7,876,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$271,155	$148,103	$-		$419,258
Notes payable		10,000	-		10,000
Accrued expenses	802,746	14,939	(8,740)	(2f)	808,945
Other current liabilities	44,362	90,328	25,000	(2g)	159,690
Total current liabilities	1,118,263	263,370	16,260		1,397,893
					-
Acquisition related contingent consideration	-	-	753,346	(2c)	753,346
Convertible long-term debt	-	100,000	(100,000)	(2f)	-
Deferred tax liability	-	27,668	1,225,659	(2d)	1,253,327
Other liabilities	15,291	-	-		15,291
Total liabilities	1,133,554	391,038	1,895,265		3,419,857

Stockholders' equity (deficit):
Common stock, December 31, 2014—$0.0001 par value, 150,000,000 shares authorized, 32,292,650 shares issued and outstanding; and 36,900,670 shares pro forma	3,230	114	347	(2e)	3,691
Stock subscriptions receivable	-	(100)	100	(2e)	-
Additional paid-in capital	16,276,430	431,541	1,796,427	(2e)	18,504,398
Accumulated deficit	(14,051,764)	(508,775)	508,775	(2e)	(14,051,764)
Total stockholders' equity (deficit)	2,227,896	(77,220)	2,305,649		4,456,325
					-
Total liabilities and stockholders' equity (deficit)	$3,361,450	$313,818	$4,200,914		$7,876,182

MATINAS BIOPHARMA HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

	Matinas	Aquarius	Pro Forma Acquisition		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
Grant revenues:	-	$304,673	-		$304,673
Operating expenses:
Research and development	$5,175,520	496,286	-		5,671,806
General and administrative	5,289,479	52,892	-		5,342,371
Total Operating expenses	10,464,999	549,178	-		11,014,177
Operating loss	(10,464,999)	(244,505)	-		(10,709,504)
Other income (expense)	(25,173)	(5,175)	$5,000	(2f)	(25,348)
Net loss before income tax benefit (expense)	(10,490,172)	(249,680)	5,000		(10,734,852)
Income tax beneft (expense)	269,127	(21,838)			247,289
Net loss	$(10,221,045)	$(271,518)	$5,000		$(10,487,563)

Net loss per share:
Basic and diluted	$(0.32)				$(0.28)

Weightd average number of shres outstanding
Basic and diluted	32,292,650				36,900,670

MATINAS BIOPHARMA HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

	Matinas	Aquarius	Pro Forma Acquisition		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
Grant revenues:	-	$124,000			$124,000
Operating expenses:
Research and development	1,761,486	276,564			2,038,050
General and administrative	1,950,952	64,857			2,015,809
Total Operating expenses	3,712,438	341,421			4,053,859
Operating loss	(3,712,438)	(217,421)			(3,929,859)
Other income (expense)	(688)	(3,870)	$3,740	(2f)	(818)
Net loss befoe income taxes	(3,713,126)	(221,291)	3,740		(3,930,677)
Income tax expense	-	(6,930)	-		(6,930)
Net loss	$(3,713,126)	$(228,221)	$3,740		$(3,937,607)

Net loss per share:
Basic and diluted	$(0.20)				$(0.17)

Weighted average number of shares outstanding
Basic and diluted	19,001,370				23,609,390

MATINAS BIOPHARMA HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of pro forma presentation

The Unaudited Pro Forma Condensed Combined Balance Sheet combines our Consolidated Balance Sheet as of December 31, 2014 with the Consolidated Balance Sheet of Aquarius as of December 31, 2014.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 combines our consolidated statement of operations for the year ended December 31, 2014 with the consolidated statement of operations for the year ended December 31, 2014 of Aquarius.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2013 combines our consolidated statement of operations for the year ended December 31, 2013 with the consolidated statement of operations for the year ended December 31, 2013 of Aquarius.

The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect the non-recurring expenses that we expect to incur in connection with the Aquarius transaction, including fees to investment bankers, attorneys, accountants and other professional advisors, and other transaction-related costs that will not be capitalized. Additionally, the Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect the effects of any anticipated cost savings and any related non-recurring costs to achieve those cost savings. The Unaudited Pro Forma Condensed Combined Statements of Operations do not purport to represent our actual results of operations that would have occurred if the acquisitions had taken place on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Condensed Combined Statements of Operations include certain reclassifications to conform the historical financial information of Aquarius to our financial presentation.

The acquisition-date fair value of the consideration transferred totaled $2,873,035 as of December 31, 2014 and consisted of the following items:

Fair value of 4,608,020 of common stock issued at a price per share of $0.46 as of January 29, 2015the closing date of the merger.	$2,119,689

Fair value of potential Matinas common stock as contingent consideration that will be issued upon achieving certain future clinical milestone	422,609

Fair value of potential Matinas common stock as contingent consideration that will be issued issued upon achieving certain future regulatory milestone	330,737

Total consideration	$2,873,035

The following summarizes the preliminary purchase price allocation, as if the Merger had been completed on December 31, 2014:

Cash	$66,680
Contract receivable	27,299
Prepaid expenses and other current assets	6,711
Property and equipment, net	5,051
Other assets	700
In-process research and development	3,017,377
Total identifiable assets	3,123,818

Accounts payable	148,103
Notes payable	10,000
Accrued expenses	14,939
Other current liabilities	90,328
Other liabilities	125,000

Total liabilities assumed	388,370
Net identifiable assets acquired	2,735,448
Goodwill	1,390,914
Deferred income taxes arising from basis differences of tax aspects of in-process research and development	(1,253,327)
Net assets acquired	$2,873,035

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available to estimate the fair value of assets acquired and liabilities assumed. We believe that this information provides a reasonable basis for estimating the fair values but we are waiting for additional information necessary to finalize those amounts. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. We expect to finalize our purchase price allocation as soon as practicable but no later than one year from the closing date of the Aquarius acquisition.

An allocation of an increased portion of the purchase price to identifiable intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited condensed financial information.

Note 2. Pro forma adjustments

a.

For the purpose of preparing the unaudited pro forma condensed combined financial information, the total purchase price is allocated to the Aquarius net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of December 31, 2014. The fair value of the in-process research and development asset was estimated on the basis of its replacement cost as determined by a buildup of the costs incurred to develop the technology as it existed as of the acquisition date resulting in a fair value of $3,017,377. The fair value of other assets and liabilities approximate their book value.

These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

b.	Represents an adjustment to goodwill to reflect the balance that would have been recorded if the acquisition occurred on December 31, 2014. The Company preliminarily allocated the purchase price to the net tangible and intangible assets based upon their estimated fair values at the Merger date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired has been recorded as goodwill at December 31, 2014 including deferred tax liabilities resulting from the tax attributes of the in-process research and development (see Note 2d).

c.

Reflects recognition of the estimated fair value of the contingent consideration payable with issuance of Matinas common stock upon achievement of certain future clinical and regulatory milestones, the achievement of which is uncertain. The fair value of the additional shares were established by assigning probabilities and projected dates of positive outcome for the milestones and valuing the future issuance of the shares by using the Black-Scholes options pricing model to account for the uncertainty in the future value of the shares. The value of the shares as derived using the options pricing model were then weighted based on the probability of achieving the milestones to determine the fair market value of the additional shares.

d.	There are no proforma adjustments to the statement of operations for amortization and depreciation since both in-process research and development and goodwill are not amortizable and there is no difference between the book and fair value of other assets and liabilities. Based on the preliminary fair value of identifiable in-process research and development acquired, the Company recorded a net deferred tax liability of $1.2 million in the pro forma balance sheet as of December 31, 2014 using a combined federal and state statutory income tax rate of approximately 40.62%. Such deferred tax liability represents the basis difference of the in-process research and development for tax and book purposes.

e.	Represents an adjustment to reflect the issuance of 4,608,229 shares of Matinas common stock with a fair value at date of closing of $2,119,689 and to eliminate Aquarius’s historical stockholders’ deficit. Prior to the acquisition transaction, convertible debt and related accrued interest of Aquarius was converted into shares of Aquarius common stock.

f.	Represents the elimination of interest expense associated with the convertible note payable held by Aquarius that was converted into shares of Aquarius common stock prior to the Merger.

g.	Through our Merger, we acquired a license from Rutgers University for the cochleate drug delivery technology. The Amended and Restated Exclusive License Agreement between Aquarius and Rutgers, The State University of New Jersey (successor in interest to the University of Medicine and Dentistry of New Jersey) provides for, among other things, a license issue fee of $25,000.

Note 3. Items not included

The unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the Merger or the impact of any non-recurring activity and one-time transaction related costs, including Merger costs that were paid subsequent to December 31, 2014.